Exhibit 3.01

CERTIFICATE OF DESIGNATIONS OF THE
SERIES A CONVERTIBLE REDEEMABLE PREFERRED STOCK OF
PROTEA BIOSCIENCES GROUP, INC.

PURSUANT TO SECTION 151
OF THE DELAWARE GENERAL CORPORATION LAW

I, Stephen Turner, hereby certify that I am the President of Protea Biosciences Group, Inc. (the “Corporation”), a corporation organized and existing under the Delaware General Corporation Law (the “DGCL”), and further do hereby certify:

That pursuant to the Certificate of Incorporation of the Corporation, (the “Certificate of Incorporation”), an aggregate of 10,000,000 shares of preferred stock, $0.0001 par value per share (the “Preferred Stock”) are authorized for issuance, and may contain such rights, privileges and designations (including voting and conversion rights) as the Board of Directors of the Corporation (the “Board”) may, from time to time, designate.

That pursuant to the authority expressly conferred upon the Board by the Certificate of Incorporation, on ______________, 2015, the Board adopted the following resolutions creating a series of six hundred thousand (600,000) shares of Preferred Stock of the Corporation designated as Series A Convertible Redeemable Preferred Stock, none of which shares have been issued:

RESOLVED, that the Board designates the Series A Convertible Redeemable Preferred Stock and the number of shares constituting such series, and fixes the rights, powers, preferences, privileges and restrictions relating to such series in addition to any set forth in the Certificate of Incorporation as follows:

TERMS OF SERIES A CONVERTIBLE PREFERRED STOCK

1.           Designation and Number and Certain Definitions.

1.1 A series of Preferred Stock of the Corporation, designated as Series A Convertible Redeemable Preferred Stock (“Series A Preferred Stock”), par value $0.0001 per share, is hereby established.  The number of authorized shares of Series A Preferred Stock shall initially be six hundred thousand (600,000) shares, and the stated value amount per share of Series A Preferred Stock shall be Ten Dollars ($10.00) per share (the “Stated Value”).

1.2 An aggregate of five hundred seventy thousand and fifty-three and seven tenths (570,053.7) shares of Series A Preferred Stock are being issued on a date (the “Issuance Date”) which shall be simultaneous with the “Closing Date” under that certain Share Purchase Agreement, dated as of March 2, 2015 (the “Purchase Agreement”) among the Corporation, vivoPharm Pty Ltd. (“vivoPharm”), Dr. Ralf Brandt, The Brandt Family Trust, South Australian Life Science Advancement Partnership, LP, Terra Rossa Capital Pty Ltd, and Royal Melbourne Institute of Technology, pursuant to which the individuals or entities who were Holders of share capital stock of vivoPharm as of the Closing Date (as set forth under the Purchase Agreement) (the “vivoPharm Shareholders”) received in exchange for 100% of the share capital of vivoPharm, the “Cash Consideration” (as defined in the Purchase Agreement) and the “Stock Consideration” (as defined in the Purchase Agreement) consisting of an aggregate of five hundred and seventy thousand and fifty-three and seven-tenths (570,053.7) shares of the Series A Preferred Stock.

1.3 As used in this Certificate, the term “Conversion Date” shall mean the date or dates on which any shares of Series A Preferred Stock are converted into Conversion Shares, whether based on a voluntary or mandatory conversion.

1.4 As used in this Certificate, the term “Conversion Price” shall mean, as applicable to the Conversion Shares, a price per share equal to the greater of (a) the same price per share at which the Corporation sells shares of its Common Stock, or the highest conversion price or exercise price per share of any Common Stock Equivalents, in either case, as issued by the Corporation in connection with the Required Financing contemplated by the Purchase Agreement, or (b) forty ($0.40) cents; which Conversion Price shall be subject to appropriate and proportionate adjustment for forward stock splits, reverse stock splits or other subdivisions, recapitalizations or combinations.

1.5 As used in this Certificate, the term “Conversion Shares” shall mean, in the aggregate, all of the shares of Common Stock of the Corporation issued or issuable upon any optional or mandatory conversion of the Series A Preferred Stock, and (b) as to each of the 570,053.7 shares of Series A Preferred Stock initially issued hereunder, that number of shares of Common Stock of the Corporation determined by dividing (i) $10.00 plus accrued dividends on such share of Series A Preferred Stock as at the Conversion Date, by (ii) the Conversion Price then in effect.

1.6 As used in this Certificate, the term “Conversion Event” shall mean either (a) the average of the VWAP of shares of Common Stock of the Corporation, as traded on any United States Stock Exchange for any twenty (20) consecutive Trading Days shall equal or exceed one hundred and fifty (150%) percent of the Conversion Price then in effect; or (b) the Corporation shall consummate an underwritten public offering of not less than $15,000,000 of its shares of Buyer Common Stock; provided, that a Conversion Event shall only be deemed to have occur under this Certificate if, at the time of either of the events contemplated by clauses (a) or (b) of this Section 1.6, either (i) all of the Conversion Shares shall have been registered for resale under the Securities Act and a registration statement on Form S-1 (or other applicable form for registering securities) that shall include the Conversion Shares shall be effective and shall not have been withdrawn, or (ii) all of the Conversion Shares may be immediately resold by the Holders without registration pursuant to an applicable exemption from the registration requirements the Securities Act.

1.7 As used in this Certificate, the term “Holder” shall mean one or more holder(s) of shares of Series A Preferred Stock.

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1.8 As used in this Certificate, the term “Required Holders” shall mean The Brandt Family Trust, South Australian Life Science Advancement Partnership, LP and Royal Melbourne Institute of Technology.

1.9 As used in this Certificate, the term “Sale of Control” shall mean the sale or transfer of all or substantially all of the shares of capital stock or assets of the Corporation to any Person who is not an Affiliate of the Corporation, whether pursuant to a stock sale, asset sale, merger, consolidation, tender offer or like transaction whereby the ability to elect a majority of the members of the board of directors of the Corporation shall be vested in such unaffiliated Person.

1.10 For all purposes of this Certificate, unless such term is otherwise defined in this Certificate, all capitalized terms, when used herein, shall have the same meaning as are set forth and defined in the Purchase Agreement.

2.           Rank. All shares of the Series A Preferred Stock shall rank in each case as to (i) all proceeds payable to Holders of capital stock of the Corporation in connection with a Sale of Control, or (ii) distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary:

(a) senior to the Corporation’s Common Stock, $0.0001 par value per share, of the Corporation (the “Common Stock”) and any other class of securities which is specifically designated as junior to the Series A Preferred Stock (collectively, with the Common Stock, the “Junior Securities”);

(b) pari passu and on parity with any other class or series of Preferred Stock of the Corporation hereafter created specifically ranking, by its terms, on parity with the Series A Preferred Stock (the “Pari Passu Securities”), it being understood that the Series A Preferred Stock shall be pari passu with and on parity to all classes or series of convertible Preferred Stock hereafter issued by the Corporation; and

(c) junior to any class or series of capital stock of the Corporation hereafter ranking, by its terms, senior to the Series A Preferred Stock (collectively, the “Senior Securities”); provided, that such Senior Securities may only be created by the Corporation in connection with a “Required Financing” as that term is defined in the Purchase Agreement.

3.           Dividends. The Series A Preferred Stock shall pay an annual dividend of four (4%) percent which shall accrue annually, be payable in additional shares of Series A Preferred Stock, and shall be added to the Stated Value of each share of P Series A Preferred Stock dividend. In addition, the Holders of the Series A Preferred Stock shall be entitled to receive dividends when, as, and if declared by the Board, in an amount which shall be paid pro rata on the Common Stock and the Series A Preferred Stock, on an equal priority, pari passu basis, according to the number of shares of Common Stock held by the stockholders, where each Holder of Series A Preferred Stock is to be treated for this purpose as holding (in lieu of such shares of Series A Preferred Stock) the greatest whole number of shares of Common Stock then issuable upon conversion in full of such shares of Series A Preferred Stock.  The right to dividends on shares of Series A Preferred Stock shall not be cumulative, and no right shall accrue to Holders of Series A Preferred Stock by reason of the fact that dividends on said shares are not declared in any period, nor shall any undeclared or unpaid dividend bear or accrue interest.

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4.           Liquidation Preference.  In the event of a Sale of Control or any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, then, either (i) after any distribution or payment on Senior Securities, (ii) simultaneous and on a pro-rata basis with any distribution or payment on Pari Passu Securities, and (iii) before any distribution or payment shall be made to the Holders of the Common Stock or any other Junior Securities, each Holder of Series A Preferred Stock then outstanding shall be entitled to be paid, out of the assets of the Corporation available for distribution to its stockholders, an amount (the “Liquidation Preference”) equal to aggregate number of shares of Series A Preferred Stock then outstanding multiplied by ten ($10.00) dollars. If the assets of the Corporation are not sufficient to generate cash sufficient to pay in full the Liquidation Preference, then the Holders of Series A Preferred Stock shall share ratably (together with Holders of any Pari Passu Securities) in any distribution of cash generated by such assets in accordance with the respective amounts that would have been payable in such distribution as if the amounts to which the Holders of outstanding shares of Series A Preferred Stock are entitled were paid in full.

5.           Voting Rights.  Except as otherwise set forth herein, the Series A Preferred Stock shall vote together with the Common Stock and not as a separate class.  Each share of Series A Preferred Stock shall have a number of votes equal to the number of shares of Common Stock then issuable upon conversion of each share of Series A Preferred Stock.  Except as otherwise set forth herein, the Holders of Series A Preferred Stock shall have no right to vote as a separate class on any matter submitted to vote by the stockholders of the Corporation, excluding, however, any proposed amendment that would adversely alter or change any preference or any relative or other right given to the Series A Preferred Stock; in which event the Series A Preferred Stock may vote as a separate class with respect to such amendment.  The Holder of each share of Series A Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation and shall vote with Holders of the Common Stock upon the election of directors and upon any other matter submitted to a vote of stockholders.  Fractional votes by the Holders of Series A Preferred Stock shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series A Preferred Stock held by each Holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

6.           Conversion.

6.1         Conversion Ratio.  Each full share of Series A Preferred Stock shall be convertible by the Holder (as provided in Section 6.2 hereof) or automatically converted (as provided in Section 6.3 hereof) into that number of Conversion Shares as shall be determined by dividing (a) $10.00 plus accrued dividends on such share of Series A Preferred Stock as at the Conversion Date, by (b) the Conversion Price then in effect.

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6.2.        Optional Conversion. At any time, or from time to time, the Holders of shares of Series A Preferred Stock may, at their option, convert all or any portion of their shares of Series A Preferred Stock into Common Stock of the Corporation at any time or from time to time (an “Optional Conversion”).  In order to effect an Optional Conversion, a Holder of shares of Series A Preferred Stock shall: (i) fax (or otherwise deliver) a copy of the fully executed Notice of Conversion to the Corporation (Attention: Secretary) and (ii) surrender or cause to be surrendered the original certificates representing the Series A Preferred Stock being converted (the “Series A Preferred Stock Certificates”), duly endorsed, along with a copy of the Notice of Conversion as soon as practicable thereafter to the Corporation. Upon receipt by the Corporation of a facsimile copy of a Notice of Conversion from a Holder, the Corporation shall promptly send, via facsimile, a confirmation to such Holder stating that the Notice of Conversion has been received, the date upon which the Corporation expects to deliver the Common Stock issuable upon such conversion and the name and telephone number of a contact person at the Corporation regarding the conversion. The Corporation shall not be obligated to issue shares of Common Stock upon a conversion unless either the Series A Preferred Stock Certificates are delivered to the Corporation as provided above, or the Holder notifies the Corporation that such Series A Preferred Stock Certificates have been lost, stolen or destroyed and delivers the documentation to the Corporation required by Section 11.2 hereof.

6.3         Automatic Conversion.

(a) Conversion Event. Notwithstanding anything to the contrary contained herein, express or implied, all, and not less than all, of the then issued and outstanding shares of Series A Preferred Stock shall automatically, and without any further action on the part of the Corporation or the Holder, be converted into Common Stock at the Conversion Ratio immediately following the occurrence of a Conversion Event.

(b) Immediately following the occurrence of a Conversion Event, subject only to the provisions of Section 6.4 and Section 6.5 below, 100% of the then issued and outstanding shares of Series A Preferred Stock shall automatically, and without any further action on the part of the Corporation or the Holder, be converted into (i) the aggregate number of Conversion Shares issuable in accordance with the Conversion Ratio; less (ii) the aggregate number of shares of Common Stock, if any, that were previously issued in connection with any one or more Optional Conversions contemplated by Section 6.2 above (the “Automatic Conversion Shares”). Each Holder of Series A Preferred Stock shall be entitled to receive his, her or its pro-rata portion of the Automatic Conversion Shares determined by the amount by which the number of shares of Common Stock into which all of such Holder’s shares of Series A Preferred Stock may be converted pursuant to the Conversion Ratio, bears to the total number of Automatic Conversion Shares.

6.4         Adjustment for Reclassification, Exchange, and Substitution.  If at any time or from time to time after the date upon which the first share of Series A Preferred Stock was issued by the Corporation (the “ Original Issuance Date”), the shares of Common Stock issuable upon the conversion of the Series A Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification, reorganization, merger, exchange, consolidation, sale of assets or otherwise, then, in any such event, each Holder of Series A Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification, reorganization, merger, exchange, consolidation, sale of assets or other change by a Holder of the number of shares of Common Stock into which such shares of Series A Preferred Stock could have been converted immediately prior to such recapitalization, reclassification, reorganization, merger, exchange, consolidation, sale of assets or other change, or with respect to such other securities or property by the terms thereof.

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6.5        Adjustments for Stock Splits and Stock Dividends. In the event that, prior to any optional or automatic conversions contemplated by Section 6.1 or Section 6.2 above, the Corporation shall effect any one or more forward splits of its issued and outstanding Common Stock or declare a dividend in the form of Common Stock to the holders of its outstanding Common Stock, the number of Conversion Shares shall be proportionately and equitably increased and the Conversion Price shall be proportionately and equitably decreased to give effect to such forward stock split or stock dividend. In the event that, prior to any optional or automatic conversions contemplated by Section 6.1 or Section 6.2 above, the Corporation shall effect or consummate any one or more reverse splits of its issued and outstanding Common Stock, the number of Conversion Shares shall be proportionately and equitably decreased and the Conversion Price shall be proportionately and equitably increased to give effect to such reverse stock split.

6.6        Reservation of Stock Issuable Upon Conversion.  The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Corporation’s Certificate of Incorporation.

6.7      Fractional Shares.  No fractional share shall be issued upon the conversion of any share or shares of Series A Preferred Stock.  All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred Stock by a Holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share.

7.         No Reissuance of Series A Preferred Stock.  No share or shares of Series A Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

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8.         Redemption.  The Series A Preferred Stock may be redeemed for cash at any time or from time to time by the Corporation, in whole or in part, upon thirty (30) days prior written notice to all Holders (the “Redemption Notice”), at a price per share of Series A Preferred Stock (the “Redemption Price”) equal to the sum of (a) $10.00, plus (b) the dollar amount of all dividends accrued on such share of Series A Preferred Stock as at the Redemption Date. Notwithstanding the foregoing, (i) not less that twenty-five (25%) percent of all issued and outstanding shares of Series A Preferred Stock shall be redeemed by the Corporation on any one occasion, and (ii) any Holder of Series A Preferred Stock may elect to convert his, her or its shares of Series A Preferred Stock into Conversion Shares, at the Conversion Price then in effect, at any time prior to the Redemption Date. The Corporation shall redeem and repurchase, by wire transfer of immediately available funds to one or more accounts designated by the Holders or by certified or bank cashiers’ cheques payable to the Holders, against delivery to the Corporation or its transfer agent of the applicable number shares of Series A Preferred Stock duly endorsed by the Holder for transfer, that number of shares of the Series A Preferred Stock set forth in the Redemption Notice, on a Redemption Date which shall be not later than thirty (30) days following the date of the Redemption Notice.

9.         Amendment. This Certificate of Designation or any provision hereof may be amended only by obtaining the affirmative vote at a meeting duly called for such purpose, or by the written consent without a meeting in accordance with the Delaware General Corporation Law, of all of the Required Holders, voting or consenting as a single class.

10.       Protective Provisions.

So long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not, nor shall it permit any of its Subsidiaries to, take any of the following corporate actions (whether by merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent) of the Holders of the Required Holders.

10.1 alter or change the rights, preferences or privileges of the Series A Preferred Stock, or increase the authorized number of shares of Series A Preferred Stock; or

10.2 issue any additional shares of Series A Preferred Stock.

Notwithstanding the foregoing, no change pursuant to this Section 10 shall be effective to the extent that, by its terms, it applies to less than all of the Holders of shares of Series A Preferred Stock then outstanding.

11.         Miscellaneous.

11.1       Cancellation of Series A Preferred Stock. If any shares of Series A Preferred Stock are converted pursuant to this Certificate of Designations, the shares so converted or redeemed shall be canceled, shall return to the status of authorized, but unissued Series A Preferred Stock of no designated series, and may be issuable by the Corporation as Series A Preferred Stock.

11.2.      Lost or Stolen Certificates. Upon receipt by the Corporation of (i) evidence of the lost, theft, destruction or mutilation of any Series A Preferred Stock Certificate(s) and (ii) (y) in the case of loss, theft or destruction, indemnity (without any bond or other security) reasonably satisfactory to the Corporation, or (z) in the case of mutilation, the Series A Preferred Stock Certificate(s) (surrendered for cancellation), the Corporation shall execute and deliver new Series A Preferred Stock Certificate(s) of like tenor and date. However, the Corporation shall not be obligated to reissue such lost, stolen, destroyed or mutilated Series A Preferred Stock Certificate(s) if the Holder contemporaneously requests the Corporation to convert such Series A Preferred Stock.

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11.3       Waiver. Notwithstanding any provision in these Certificate of Designations to the contrary, any provision contained herein and any right of the Holders of Series A Preferred Stock granted hereunder may be waived as to all shares of Series A Preferred Stock (and the Holders thereof) upon the written consent of the Series A Required Holders, unless a higher percentage is required by applicable law, in which case the written consent of the Holders of not less than such higher percentage of shares of Series A Preferred Stock shall be required.

11.4.      Information Rights. So long as shares of Series A Preferred Stock are outstanding, the Corporation will deliver to each Holder of Series A Preferred Stock (i) unaudited annual financial statements to the Holders of Series A Preferred Stock within 90 days after the end of each fiscal year; (ii) and unaudited quarterly financial statements within 45 days of the end of each fiscal quarter. Notwithstanding the foregoing in the event and to the extent that such information is electronically available on the web site of the Securities and Exchange Commission (www.sec.gov), the Corporation need not separately furnish such documents to Holders of the Series A Preferred Stock.

11.5       Certain Other Definitions. As used in this Certificate, the term “Subsidiary” shall mean, as it applies to the Corporation, any one or more Persons, a majority of the capital stock or other equity interests of which are owned directly or indirectly (through another Subsidiary) by the Corporation. The term “Person” shall mean any corporation, limited liability company, partnership, limited partnership, trust or other entity.

11.6       Notices. Any notices required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally, by nationally recognized overnight carries or by confirmed facsimile transmission, and shall be effective five days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by nationally recognized overnight carrier or confirmed facsimile transmission, in each case addressed to a party. The addresses for such communications are (i) if to the Corporation at the addresses set forth in the Purchase Agreement; and (ii) if to any Holder to the address set forth under such Holder's name on the execution page to the Purchase Agreement, or such other address as may be designated in writing hereafter, in the same manner, by such person

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The undersigned declares under penalty of perjury under the laws of the State of Delaware that the matters set forth in this certificate are true and correct of his own knowledge.

The undersigned has executed this certificate on ______________, 2015.

/s/ Stephen Turner _________

Name: Stephen Turner

Title: Chief Executive Officer and President

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EXHIBIT I

PROTEA BIOSCIENCES GROUP, INC.

CONVERSION NOTICE

Reference is made to the Certificate of Designations of the Series A Convertible Preferred Stock (the “Certificate of Designations”) of Protea Biosciences Group, Inc., a Delaware corporation (the “Corporation”). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock, $0.0001 par value per share (the “Series A Preferred Stock”), of the Corporation indicated below into shares of common stock, $0.0001 value per share (the “Common Stock”), of the Company, as of the date specified below.

Date of Conversion:________________________________________________________________________________

Number of shares of Series A Preferred Stock to be converted:________________________________________________

Share certificate no(s). of Series A Preferred Stock to be converted:____________________________________________

Tax ID Number (If applicable): ________________________________________________________________________

Conversion Price:_________________________________________________________________________________

Number of shares of Common Stock to be issued:_________________________________________________________

Please issue the shares of Common Stock into which the shares of Series A Preferred Stock are being converted in the following name and to the following address:

Issue to:___________________________________________________

_________________________________________________________

Address: __________________________________________________

Telephone Number: __________________________________________

Facsimile Number:____________________________________________

Holder:____________________________________________________

By:______________________________

Title:_____________________________

Dated:____________________________

Account Number (if electronic book entry transfer):_______________________________________________________

Transaction Code Number (if electronic book entry transfer):________________________________________________

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